Exhibit 2.3.1

AMENDMENT NO. 1 TO THE

STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT (this “Amendment”), effective as of July 1, 2005, is entered into by and among MMA MORTGAGE INVESTMENT CORPORATION, a Florida corporation (“Purchaser”), MUNICIPAL MORTGAGE & EQUITY, LLC, a Delaware limited liability company (“MuniMae”), DAVID WILLIAMS, a resident of the State of Minnesota, and KEVIN FILTER, a resident of the State of Minnesota (together with David Williams, the “Sellers”).

RECITALS

A. Purchaser, MuniMae and the Sellers have entered into a Stock Purchase Agreement, dated as of June 8, 2005 (the “Purchase Agreement”), pursuant to which Purchaser is acquiring from the Sellers all of the issued and outstanding shares of capital stock of Glaser Financial Group, Inc., a Minnesota corporation.

B. Section 12.08 of the Purchase Agreement permits the parties to amend or modify the terms and conditions of the Purchase Agreement provided such amendment is made by a written instrument duly executed by or on behalf of each party thereto.

C. The parties desire to amend the Purchase Agreement as provided below.

D. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

Accordingly, and in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Section 2.09. Subsections (a) and (c) of Section 2.09 of the Purchase Agreement are hereby deleted in their entirety. Subsection (b) of Section 2.09 of the Purchase Agreement is hereby amended by deleting the date “August 15, 2005” in the first sentence thereof and replacing it with the date “August 31, 2005”.

2. Amendment to Section 5.05(b). Section 5.05(b) of the Purchase Agreement is hereby amended to delete the reference to “Schedule 3.27” and replace it with “Exhibit H.”

3. Amendment to Section 5.08(b). Section 5.08(b) of the Purchase Agreement is hereby amended in its entirety to provide as follows:

“(b) Notwithstanding Section 5.08(a) to the contrary, no later than the Business Day immediately preceding the Closing Date, David Williams will repay in full the promissory note identified on Schedule 3.27 payable by him. For purposes of this Agreement, such repayment shall be treated as having occurred immediately prior to the Closing Date.”

4. Addition of Section 5.08(c). The following shall be added to the Purchase Agreement as Section 5.08(c):

“(c) Notwithstanding Section 5.08(a) to the contrary, no later than the Business Day immediately preceding the Closing Date, Sellers will cause the Company and GFW Lamplighter Village, LLC to amend that certain promissory note identified on Schedule 3.27 payable by GFW Lamplighter Village, LLC to reflect a change in the interest rate stated on the note from 4% to 5.25% and the maturity date of the note from June 28, 2005 to September 30, 2005. In addition, notwithstanding Section 5.08(a) to the contrary, no later than the Business Day immediately preceding the Closing Date, Sellers will cause the Company and GFW Properties, LLC to amend that certain promissory note identified on Schedule 3.27 payable by GFW Properties, LLC to reflect a change in the interest rate stated on the note from 5% to 5.25% and the maturity date of the note from September 1, 2005 to September 30, 2005. Both of the promissory notes referenced above shall be guaranteed by Sellers”.

5. Amendment to Section 8.02(a). Section 8.02(a) of the Purchase Agreement is hereby amended to delete “HUD” and “GNMA” from the list of written consents to the Transaction that the Sellers must obtain and deliver as a condition to the Closing.

6. Amendment to Section 8.03(c). Section 8.03(c) of the Purchase Agreement is hereby amended in its entirety to provide as follows:

“Purchaser and MuniMae shall have performed in all material respects all obligations and agreements and complied with all covenants in this Agreement or in any Operative Agreement to be performed and complied with by Purchaser and MuniMae, respectively, at or before Closing and each of Purchaser and MuniMae shall so certify as to itself in writing at Closing.”

7. Additional Acknowledgement and Agreement. Without addressing the status of any other notices contained in Sellers’ “Section 5.03 Notification Related to the Sellers’ Disclosure Schedules” which is delivered to Purchaser and MuniMae on the date hereof (the “Notice”), Purchaser, MuniMae and Sellers acknowledge and agree that the disclosure schedules contained in the Notice which relate to the Lakeview of Ocotillo Apartments in Chandler, Arizona shall be notices given pursuant to Section 5.03 of the Purchase Agreement of facts existing or circumstances occurring prior to the date of the Purchase Agreement for purposes thereof.

8. No Other Changes. Except as specifically amended by this Amendment, all other provisions of the Purchase Agreement remain in full force and effect. This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Purchase Agreement by any party hereto.

9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

SELLERS:

/S/ DAVID WILLIAMS
David Williams

/S/ KEVIN FILTER
Kevin Filter

PURCHASER:

MMA MORTGAGE INVESTMENT CORPORATION

By:	/S/ GARY A. MENTESANA
Name:	Gary A. Mentesana
Its:	Executive Vice President

MUNIMAE:

MUNICIPAL MORTGAGE & EQUITY, LLC

By:	/S/ GARY A. MENTESANA
Name:	Gary A. Mentesana
Its:	Executive Vice President

(Signature Page to Amendment No. 1 to Stock Purchase Agreement)

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